Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 29, 2017

RenaissanceRe Finance Inc.

140 Broadway

Suite 4200

New York, NY 10005

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke, Bermuda HM 19

Re: Offering of Senior Notes of RenaissanceRe Finance Inc.

Dear Ladies and Gentlemen:

We have acted as United States counsel for RenaissanceRe Finance Inc., a Delaware corporation (the “Company”), and RenaissanceRe Holdings Ltd., a Bermuda exempted company (the “Guarantor”), in connection with the offering of $300 million aggregate principal amount of 3.450% Senior Notes due 2027 of the Company (the “Securities”), fully and unconditionally guaranteed by the Guarantor. The Securities are being issued under the Senior Indenture, dated as of June 29, 2017 (the “Base Indenture”), among the Company, as issuer, the Guarantor, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 29, 2017 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. The Securities are to be guaranteed pursuant to the Senior Debt Securities Guarantee Agreement, dated as of June 29, 2017 (the “Guarantee”), by and between the Guarantor and the Trustee. The Securities are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and have been registered under the Registration Statement of the Guarantor and the Company on Form S-3 (Reg. Nos. 333-206233 and 333-206233-03, respectively) (the “Registration Statement”).

In rendering the opinions expressed herein, we have examined and are familiar with (i) the Registration Statement, including the base prospectus contained therein (the “Prospectus”), (ii) the supplement to the Prospectus, dated June 26, 2017, as filed with the Securities and Exchange Commission on June 28, 2017 (the “Prospectus Supplement”), (iii) the Indenture, (iv) the Guarantee and (v) the Underwriting Agreement, dated June 26, 2017, among the Company, the Guarantor, and

NEW YORK     WASHINGTON     PARIS     LONDON     MILAN     ROME     FRANKFURT     BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

June 29, 2017

RenaissanceRe Finance Inc.

RenaissanceRe Holdings Ltd.

Barclays Capital Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule II thereto (the “Underwriting Agreement”) relating to the sale of the Securities. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies. In rendering the opinions expressed below, we have relied on factual representations by officials of the Company and the Guarantor and statements of fact contained in the documents we have examined.

Based upon and subject to the foregoing and the qualifications expressed below, and having regard for legal considerations we deem relevant, we are of the opinion that:

(1) The Indenture has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Guarantor and the Trustee, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

(2) The Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(3) Assuming the due authorization, execution and delivery by the Guarantor and the Trustee, the Guarantee is a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed herein are subject to the following assumptions, qualifications and exceptions:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

(ii) Enforcement of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing, which principles of equity are of general application, and, when applied by a court, might cause such court to, among other things, (A) not allow a creditor to accelerate the maturity of a debt or terminate a forbearance period relating to a debt, or to realize upon any security for the payment of such debt, upon the occurrence of a default deemed immaterial or (B) include a requirement that a creditor or other holder act with reasonableness and good faith.

(iii) Certain of the remedial provisions, including waivers, with respect to the exercise of remedies contained in any contract or agreement or security or instrument referenced above are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such contract or agreement, taken as a whole.

June 29, 2017

RenaissanceRe Finance Inc.

RenaissanceRe Holdings Ltd.

(iv) Insofar as any contract or agreement or security or instrument referenced above provides for indemnification or contribution or waivers of rights or defenses, enforcement thereof may be limited by public policy considerations or other applicable law.

(v) We express no opinion as to provisions of any contract or agreement or security or instrument insofar as such provisions relate to: (A) the subject matter jurisdiction of the courts specified therein, if any, to adjudicate any controversy related to such contract or agreement, (B) any waiver of jury trial contained therein, (C) any right of set-off or provision for liquidated damages, (D) any limitations on the effectiveness of oral amendments, modifications, consents and waivers, and (E) any waiver of objection to venue set forth therein with respect to proceedings in the courts specified therein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update (including with respect to any action which may be required in the future to perfect or continue the perfection of any security interest) or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP